EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into effective as of March 31, 2014 (the “Effective Date”), by and among Stealthco, Inc., an Illinois corporation (“Buyer”) and wholly-owned subsidiary of Wellness Center USA, Inc., a Nevada corporation (“WCUI”); SMI Holdings, Inc., a Minnesota corporation d/b/a Stealth Mark, Inc. (“Seller”); and Michael Ducatelli, as nominee for holders of owners of issued and outstanding shares of stock in Seller, who have not exercised dissenter’s rights with respect to this transaction and representing a majority of outstanding shares in Seller (“Nominee”).

A.

Seller is engaged in the business of manufacturing, selling, licensing or otherwise providing certain authentication and encryption products and services to customers (the “Business”).

B.

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on a going-concern basis, the hereinafter defined Assets of Seller, other than certain hereinafter defined Excluded Assets, and to conduct Business operations, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accounts Payable” as defined according to GAAP.

“Accounts Receivable” as defined according the GAAP.

“Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such Person.

“Affiliated Group” shall mean an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which either Seller is or has been a member.

“Business” means the Seller’s Business.

“Business Day” means any day other than Saturday or Sunday or a public holiday under the laws of the State of Illinois or other day on which banking institutions are authorized or obligated to close in the State of Illinois as of the date of determination.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“GAAP” shall mean generally accepted accounting principles, consistently applied, in the United States as promulgated by the relevant United States accounting authorities.

“Government Licenses” means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from foreign, federal, state or local governments or governmental agencies or other similar rights, and all data and records pertaining thereto.

“Knowledge” shall mean (i) in the case of an individual, to the best of such Person’s actual knowledge and (ii) in the case of any Person other than an individual, to the best of such Person’s knowledge after reasonable inquiry of all key employees, officers and directors of such Person.

“Liens” shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Proprietary Rights” means all of the following owned by, issued to, or licensed to Seller, or used in the Business, along with all associated income, royalties, damages and payments due from or payable by any third party (including, without limitation, damages and payments for past, present, or future infringements or misappropriations thereof), all other associated rights (including, without limitation, the right to sue and recover for past, present, or future infringements or misappropriations thereof), and any and all corresponding rights that, now or hereafter, may be secured throughout the world:  (i) domestic and international patents, trademarks, service marks, trade dress, logos, slogans, trade names and corporate names and all registrations and applications for registration thereof, together with all goodwill associated therewith; (ii) domestic and international copyrights and works of authorship, and all registrations and applications for registration thereof; (iii) computer software (including, without limitation, source code, access and operating passwords, data, data bases and related documentation); (iv) trade secrets, confidential information, and proprietary data and information (including, without limitation, compilations of data (whether or not copyrighted or copyrightable), ideas, formulae, compositions, blends, processes, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); (v) all right, title and interest in and to Seller’s internet website, www. Stealthmark.com, including, but not limited to, the functionality and content information, code, graphics, passwords, data, brand elements; (vi) all other intellectual property rights; and (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium), including, without limitation, in the case of each of the foregoing items (i) through (vi), the items set forth on the “Proprietary Rights Schedule” attached hereto as Exhibit 4.9(a).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets.

(a)

Purchased Assets.  On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer by appropriate instruments satisfactory to Buyer, free and clear of all Liens, all assets, properties, rights, titles, and interests of every kind and nature owned or leased by Seller (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible, intangible or personal and wherever located and by whomever possessed (collectively, the “Purchased Assets”), including, without limitation, all of the following assets, but excluding all Excluded Assets:

(i)

all accounts receivable, including without limitation, all trade accounts receivable, notes receivable from customers, vendor credits and accounts receivable from employees and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note (all of the foregoing collectively referred to herein as “Accounts Receivable”);

(ii)

all raw materials, parts, work in process, finished goods, inventories and supplies;

(iii)

all machinery, equipment, tools, dies, jigs, molds, patterns, furniture, spare parts and supplies, computers and all related equipment, telephones and all related equipment and all other tangible personal property;

(iv)

all rights existing under all purchase orders to purchase or sell goods or services, including, without limitation, any such purchase order listed on the “Contracts Schedule”, attached as Exhibit 4.8(a) (collectively, the “Assigned Contracts”);

(v)

all distribution systems and networks (including, without limitation, the right, from and after the Closing Date, to contact and do business with any distributor, broker or sales representative that distributes Seller’s products or services (excluding any right or obligations under the Distribution Contracts)) and all rights to hire employees;

(vi)

all lists and records pertaining to customer accounts (whether past or current), suppliers, distributors, personnel and agents and all other books, ledgers, files, documents, correspondence and business records;

(vii)

all claims, warranties, causes of action, rights of recovery, rights of set off and rights of recoupment of every kind and nature;

(viii)

all Proprietary Rights;

(ix)

all Government Licenses, if any;

(x)

all insurance and warranty proceeds received after the date hereof with respect to damage, non conformance of or loss to the Purchased Assets;

(xi)

all rights to receive mail and other communications addressed to Seller including, without limitation, Accounts Receivable payments; and

(xii)

except as provided in Section 2.1(b)(iii) below, all books, records, ledgers, files, documents, correspondence, lists, studies and reports and other printed or written materials.

(b)

Excluded Assets.  Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the Purchased Assets:

(i)

All cash and cash equivalents;

(ii)

Seller’s rights under or pursuant to this Agreement;

(iii)

Seller’s general ledger, accounting records, stock and minute books and corporate seal; provided that Buyer shall be given copies of, at no cost, the general ledger and accounting records as such documents exist at the Closing Date;

(iv)

any right to receive mail and other communications addressed to Seller relating exclusively to the Excluded Assets or the Excluded Liabilities;

(v)

except for the Assigned Contracts, all contracts, agreements and arrangements of Seller.

2.2 Limited and Excluded Liabilities.   Except for any assumed liabilities as set forth in this Agreement, Buyer shall not assume or be obligated to pay, perform, or otherwise discharge any liability or obligation of Seller or Nominee, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer.

(a)

Limited Assumed Liabilities.  From and after the Closing, Buyer will assume and agree to pay, defend, discharge and perform as and when due only the following specific liabilities and obligations of Seller that relate exclusively to the Business (the “Assumed Liabilities”): except for any Assigned Contract which is terminated by the other party thereto due to an improper assignment by Seller, all liabilities and obligations of Seller under the Assigned Contracts either (A) to furnish goods or services to a third party after the Closing or (B) to pay for goods that a third party will furnish to Buyer after the Closing.

(b)

Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such liability is disclosed herein or on any schedule or exhibit hereto, Buyer will not assume or be liable for any liabilities or obligations of Seller (i) not described in Section 2.2(a) hereof or (ii) arising out of or related to any (A) Taxes, (B) indebtedness for borrowed money or deferred purchase price for property, (C) any amounts due to Affiliates, (D) any Excluded Asset or (E) breach of contract, breach of warranty, tort, infringement, violation of law or environmental matter (in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) (the “Excluded Liabilities”).

(c)

Distribution Contracts.  Prior to Closing, with respect to each contract, agreement or arrangement related to the distribution of Seller’s products or services, including, without limitation, any such contracts, agreements or arrangements listed on the “Contracts Schedule” (each of which are to be retained by Seller and as a result thereof, no liabilities or obligations with respect thereto shall be assumed by Buyer) (“Distribution Contracts”), as soon as reasonably practicable after the Closing (but in no event later than ten (10) Business Days thereafter), the parties shall jointly prepare and deliver mutually acceptable notices to the third party distributors, brokers and sales representatives party to such Distribution Contracts notifying such third parties that (i) the transactions contemplated by this Agreement have been consummated and, as a result thereof, Seller will no longer be conducting business pursuant to such Distribution Contracts and (ii) that Buyer may desire to enter into new contractual arrangements with such third parties at a future date and, in the meantime, Buyer desires to conduct business with such third parties on a purchase order basis.

2.3 Closing.  Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by Sections 2.1, 2.2 and the other transactions contemplated hereby (the “Closing”) will occur at Buyer’s principal executive office in Schaumburg, Illinois, at 10 a.m. on a Business Day designated by Buyer which is within five (5) Business Days following the date on which each party’s obligations (as set forth in Article 3 hereof) have been satisfied or at such other time and on such other date as the parties hereto mutually agree (the “Closing Date”).

2.4 Seller Purchase Price.

(a)

Subject to the conditions contained herein, the purchase price (the “Purchase Price”) for the Assets shall be the number of  shares of $0.001 par value common stock of WCUI (“WCUI Shares”) equal to $250,000.00 in value as determined on the basis of the average closing price of  WCUI Shares for the five (5) day period ending with the Closing Date, to be issued to Seller’s existing shareholders on a proportionate basis equal to the ratio that each shareholder’s shares in Seller bear to all issued and outstanding shares in Seller, as determined by and as set forth in the schedule from Nominee attached hereto as Exhibit 2.4 (a)(i), and 90,505 five-year warrants, in the form of the copy attached as part of Exhibit  2.4(a)(ii) (“Warrants”), for up to 90,505 WCUI Shares, as determined by and set forth in the schedule from Nominee attached hereto as Exhibit 2.4(a)(iii), such WCUI Shares and Warrants to be issued upon Buyer’s receipt of all of Seller’s Closing Deliveries.

(b)

In addition to the portion of the Purchase Price described in Section 2.4 (a), for the period commencing with the Closing Date and continuing through the third anniversary of the Closing Date or the date upon which aggregate, cumulative royalties paid hereunder equal $250,000, whichever first occurs  (“Royalty Period”), Buyer shall pay to Seller an annual royalty equal to 5% of Net Revenues collected by Buyer and arising from or relating to the sale or use of authentication and encryption products and services included in the Business, as such products may be enhanced and further developed by Buyer during each of the three (3) years during the Royalty Period and payable within ninety (90) days following the end of each year during the Royalty Period all in accordance with the terms of the Royalty Agreement attached hereto as Exhibit 2.4(b). “Net Revenues” shall mean the sales price, as defined in the Royalty Agreement, reduced by packaging, shipping, transportation and sales costs and expenses, sales, use and other taxes, and refunds, discounts and return credits, if any. Royalties shall be payable in  WCUI Shares based on the average closing price of  WCUI Shares for the thirty (30) day period ending with each anniversary date during the Royalty Period. Within sixty (60) days following each anniversary date during the Royalty Period, Buyer shall deliver to Seller a written determination of Net Revenues, the royalty payable and the number of WCUI Shares to be issued (“Royalty Statement”).  In the event Seller does not object to the Royalty Statement within ten (10) days following its receipt, the Royalty Statement shall be conclusive and binding and Buyer shall cause the WCUI Shares to be issued in the same proportion and to the same shareholders receiving initial shares under Section 2.4(a) above, or as otherwise directed in writing by such shareholder. In the event Seller has any objections to the Royalty Statement, it shall within ten (10) days following its receipt deliver a written notice to Buyer specifying such objections and the parties shall use their best efforts to resolve such objections within ten (10) days following Buyer’s receipt of such objections.  If the objections are so resolved, the Royalty Statement shall be conclusive and binding and Seller shall within ten (10) days following such resolution provide Buyer a written direction specifying the number and recipient for all of WCUI Shares to be issued and Buyer shall cause the WCUI Shares to be issued according to such direction.  If the objections are not so resolved, the parties shall submit the matter to arbitration pursuant to Section 6.4 hereof.  In addition, the portion of the Purchase Price payable in WCUI Shares shall be subject to offset and reduction in the event of any indemnification and/or Loss to Buyer as provided in Section 6.1   In no event shall aggregate, cumulative royalties payable hereunder exceed $250,000 and Buyer’s obligation to pay royalties shall cease on the third anniversary of the Closing Date or the date upon which aggregate, cumulative royalties paid hereunder equal $250,000, whichever first occurs.

THE PARTIES ACKNOWLEDGE AND AGREE THAT ALL WCUI SHARES AND WARRANTS ISSUED HEREUNDER SHALL BE ISSUED WITHOUT PRIOR REGISTRATION AND, THEREFORE, RESTRICTED SECURITIES WHICH MAY NOT BE TRANSFERRED WITHOUT FIRST REGISTERING SUCH WCUI SHARES AND WARRANTS OR SATISFYING APPLICABLE FEDERAL AND STATE SECURITIES LAWS REGISTRATION EXEMPTION REQUIREMENTS. CERTIFICATES REPRESENTING THE WCUI SHARES AND WARRANTS SHALL BEAR LEGENDS REFLECTING SUCH RESTRICTIONS. UPON SATISFACTION OF SUCH RESTRICTIONS, BUYER SHALL CAUSE WCUI TO DELIVER TO ITS TRANSFER AGENT A BLANKET OPINION OF COUNSEL AUTHORIZING REMOVAL OF SUCH RESTRICTIVE LEGENDS.

BUYER AGREES THAT THE SECURITIES ISSUED HEREUNDER SHALL HAVE TAG ALONG REGISTRATION RIGHTS IN THE NEXT REGISTRATION.

2.5 Assumption of certain obligations of Seller.     Seller and Buyer hereby acknowledge and agree that, in order to assist Seller with certain closing matters and activities, Buyer shall assume those certain obligations of Seller to the extent agreed upon by Buyer at or before Closing and set forth on Exhibit 2.5 attached hereto and shall include Seller’s obligations under the Lease described in Section 3.1 (d).

ARTICLE 3

CONDITIONS TO CLOSING

3.1 Conditions to Sellers’ Obligations.  Except as otherwise expressly provided herein, the obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)

the representations and warranties set forth in Article 5 hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date were substituted for the date of this Agreement;

(b)

Buyer will have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)

no action or proceeding before any court or government body will be pending or threatened which, in the reasonable judgment of the Seller, makes it inadvisable or undesirable to consummate the transactions contemplated by this Agreement by reason of the probability that the action or proceeding will result in a judgment, decree or order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded;

(d)

Buyer shall have executed and delivered a lease agreement with Seller (or an assignment of lease or new lease with the landlord identified therein) for use and possession of the Seller’s premises and a form acceptable to Buyer and attached as Exhibit 3.1(a)  hereto (the “Lease Agreement”); and

(e)

all proceedings to be taken by Buyer in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by the Seller will be reasonably satisfactory in form and substance to the Seller.

(f)

All Exhibits, Schedules and other attachments deliverable by Buyer shall have been reviewed and accepted by Seller in form and substance and attached hereto.

(g)

This Agreement and all transactions described herein shall be been reviewed and approved by Seller’s shareholders and directors, and documented through resolutions delivered pursuant to Section 3.2 (h) (ii).

Any condition specified in this Section 3.1 may be waived by the Seller; provided that no such waiver will be effective against the Seller unless it is set forth in a writing executed by the Seller.

3.2 Conditions to Buyer’s Obligation.  Except as otherwise expressly provided in this Agreement, the obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)

the representations and warranties set forth in Article 4 hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date were substituted for the date of this Agreement;

(b)

Seller will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)

all consents and approvals by governmental agencies and other third parties that are necessary for the consummation of each of the transactions contemplated hereby and releases of Liens on the Purchased Assets;

(d)

all necessary filings with regulatory authorities will have been made and all necessary waiting periods shall have expired;

(e)

all Government Licenses that are required to own and operate the Purchased Assets and to carry on the Business as now conducted will have been transferred to or obtained by (or, if not required at Closing, applied for by) Buyer on terms and conditions no less favorable to Buyer than they are to the Seller;

(f)

Seller shall have executed and delivered the Lease Agreement;

(g)

no action or proceeding before any court or government body will be pending or threatened which, in the reasonable judgment of Buyer, makes it inadvisable or undesirable to consummate the transactions contemplated by this Agreement by reason of the probability that the action or proceeding will result in a judgment, decree or order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transaction contemplated hereby or cause such transactions to be rescinded;

(h)

on the Closing Date, the Seller, as applicable, shall have delivered to Buyer each of the following:

(i)

a certificate from an officer of each Seller in the form set forth as Exhibit 3.2(h)(i) attached hereto, dated the Closing Date, stating that the preconditions specified in subsections (a) through (g) hereof, inclusive, have been satisfied;

(ii)

certified copies of the resolutions duly adopted by each Seller’s board of directors and shareholders authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii)

copies of all necessary governmental and third party consents, approvals, releases (including releases of all Liens on the Purchased Assets) and filings required in order to effect the transactions contemplated by this Agreement and the other agreements contemplated hereby;

(iv)

such instruments of sale, transfer, assignment, conveyance and delivery, in form and substance reasonably satisfactory to Buyer, as are required in order to transfer to Buyer good and marketable title to the Purchased Assets, free and clear of all Liens including, but not limited to a certificates issued by the U.S. Patent and Trademark Office evidencing assignment and registration of all right, title and interests in and to Seller’s domestic and international patents; and

(v)

such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby;

(i)

Buyer and its employees, agents, lenders, investors, environmental consultants and accounting and legal representatives shall have completed their environmental, tax, accounting, business and legal due diligence review of the Seller, the Business and the Purchased Assets, and Buyer shall be satisfied with the results of such due diligence review in its sole discretion;

(j)

All proceedings to be taken by the Seller in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Buyer will be reasonably satisfactory in form and substance to Buyer and its counsel; and

(k)

All Exhibits, Schedules and other attachments deliverable by Seller shall have been reviewed and accepted by Buyer in form and substance and attached hereto.

(l)

This Agreement and all transactions described herein shall be been reviewed and approved by Buyer’s shareholders and directors, and documented through resolutions delivered pursuant to Section 3.1 (e).

Any condition specified in this Section 3.2 may be waived by Buyer; provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND NOMINEE

As an inducement to Buyer to enter into this Agreement, Seller and Nominee each hereby jointly and severally represents and warrants to Buyer that to the best of their knowledge:

4.1 Organization and Power; Subsidiaries and Investments.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, which constitutes the only state in which the ownership of its properties or the conduct of its business requires such Seller to be so qualified.  Seller has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its assets and to carry on its business as now conducted and as presently proposed to be conducted.  Seller has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its or his obligations hereunder and thereunder.  Seller is not in default under or in violation of any provision of their respective articles of incorporation or bylaws.

4.2 Authorization.  The execution, delivery and performance by Seller of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by Seller and no other corporate act or proceeding on the part of Seller, its board of directors or its shareholders is necessary to authorize the execution, delivery or performance by Seller of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby, including, without limitation, shareholder approval of each of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes, and the other agreements contemplated hereby to which Seller is a party, upon execution and delivery by such Seller, will each constitute, a valid and binding obligation of Seller, enforceable against such Seller in accordance with its terms.

4.3 No Breach.  The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby do not and will not (a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under Seller’s articles of incorporation or bylaws, or any contract, agreement, arrangement, license, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which Seller is a party or by which Seller is bound or affected or to which any of  Seller’s assets is bound or affected, (b) result in the creation or imposition of any Lien upon any of Seller’s assets, (c) require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other Person or entity under, the provisions of any law, statute, rule, regulation, judgment, order or decree or any contract, agreement, arrangement, license, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which Seller is subject, or by which Seller is bound or affected or to which Seller’s assets are bound or affected or (d) violate or require any consent or notice under any law, statute, regulation, rule, judgment, decree, order, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Seller or any of Seller’s assets is subject, or by which Seller or the assets of Seller is bound or affected.  Except as set forth on the attached Restrictions Schedule, no permit, consent, approval or authorization of, declaration to or filing with, or notice to, any governmental authority or any third party is required in connection with the execution, delivery or performance by Seller of this Agreement or the other agreements contemplated hereby, or the consummation by Seller of the transactions contemplated hereby or thereby.

4.4 Financial Statements.

(a)

The attached Exhibit 4.4 (“Financial Statements Schedule”) contains the unaudited balance sheet of Seller as of February 28, 2014 (the “Current Balance Sheet”) and the related statements of income, changes in shareholders’ equity and cash flow for the year ended December 31, 2013 (the “Financial Statements”).  Each of the foregoing Financial Statements presents fairly the financial condition and results of operations of Seller in accordance with GAAP throughout the periods covered thereby.

(b)

All Accounts Receivable of the Business (A) are valid obligations incurred in the ordinary course of business, (B) are properly reflected on the Business’ books and records in accordance with GAAP and (C) are not the subject to any counterclaim, or a claim for a charge back, deduction, credit, set-off or other offset, other than as reflected by the reserve therefor.  As of the Closing Date, no Person will have any Lien on any Accounts Receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment will have been made by the Business with respect to any Accounts Receivable other than in the ordinary course of business and as reflected in the reserve therefor.

(c)

All of the Business’ inventory (A) represents a bona fide asset, (B) is properly reflected on the Business’ books and records in accordance with GAAP and (C) is not currently the subject of any counterclaim, or a claim for a charge back, deduction, credit, set-off or other offset, other than as reflected by appropriate inventory reserves.

(d)

Seller does not have any obligation or liability (in any case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due) arising out of or related to facts, events, transactions, occurrences or actions or inactions arising on or prior to the Closing Date, other than:  (i) liabilities and obligations set forth on face of the Current Balance Sheet, (ii) liabilities and obligations which have arisen since the date of the Current Balance Sheet in the ordinary course of business (none of which is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit) and (iii) other liabilities and obligations expressly disclosed in the other Schedules to this Agreement.

4.5 No Material Adverse Changes.  Since the Current Balance Sheet, there has been no material adverse change in the business, assets, liabilities, financial condition, operating results, employee, customer or supplier relations or prospects of either Seller (a “Material Adverse Effect”).

4.6 Absence of Certain Developments.

(a)

Except as set forth in the attached “Developments Schedule,” since the date of the Current Balance Sheet, Seller has conducted its business only in the ordinary course of business consistent with past custom and practice (including, without limitation, with respect to the offering of special sales or incentive programs or the filling of its distribution channels), has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice, and Seller has not:

(i)

discharged or satisfied any material Lien or encumbrance or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and practice, or cancelled, compromised, waived or released any right or claim;

(ii)

failed to use commercially reasonable efforts to preserve its business relationships with all material customers, suppliers and distributors of the Business;

(iii)

sold, assigned or transferred any of its assets, except for sales of inventory in the ordinary course of business consistent with custom and past practice, or mortgaged, pledged or subjected them to any material Lien, except for Liens for current property Taxes not yet due and payable, or cancelled without fair consideration any material debts or claims owing to or held by it;

(iv)

sold, assigned, transferred, abandoned or permitted to lapse any Government Licenses which, individually or in the aggregate, are material to the Business or any portion thereof, or any of the Proprietary Rights or other intangible assets, or disclosed any material proprietary confidential information to any Person, except in the ordinary course of business consistent with past custom and practice, or granted any license or sublicense of any rights under or with respect to any Proprietary Rights;

(v)

amended or renegotiated any existing collective bargaining agreement or entered into any new collective bargaining agreement;

(vi)

conducted its cash management customs and practices (including, without limitation, the collection of receivables, payment of payables, maintenance of inventory control and pricing and credit practices (including, without limitation, extension of credit terms or sales discount programs)) other than in the usual and ordinary course of business consistent with past custom and practice;

(vii)

made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any shareholder, employee, officer or director, except for the transactions contemplated by this Agreement and for advances consistent with past custom and practice made to the shareholders, employees, officers and directors for travel expenses incurred in the ordinary course of business or entered into any transaction, arrangement or contract (including, without limitation, any transfer of any assets or placing a Lien on any assets) except on an arms’-length basis in the ordinary course of business consistent with past custom and practice;

(viii)

suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business or consistent with past custom and practice;

(ix)

received notification, or become aware of facts which would lead a reasonable person to believe, that any material customer or supplier will stop or decrease in any material respect the rate of business done with either Seller;

(x)

issued or sold or agreed to issue or sell any notes, bonds or other debt securities or any equity securities or any securities convertible, exchangeable or exercisable into any equity securities;

(xi)

borrowed any amount (including, without limitation, trade payables) or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business consistent with past custom and practice;

(xii)

created, incurred, assumed or guaranteed any indebtedness (including capitalized lease obligations) other than indebtedness to be paid off at the Closing;

(xiii)

declared, set aside or paid any dividend or distribution of property (other than cash) to any shareholder of Seller with respect to its stock or purchased, redeemed or otherwise acquired any shares of Seller’s capital stock or any warrants, options or other rights to acquire such capital  stock, or made any other payments to any shareholder of Seller;

(xiv)

amended or authorized the amendment of the articles of incorporation or bylaws of Seller;

(xv)

entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice.

(b)

No party (including Seller or any shareholder) has accelerated, terminated, modified, or cancelled any contract, lease, sublease, license, sublicense or other agreement set forth on the attached “Contracts Schedule.”

4.7 Title and Condition of Properties.

(a)

Title to Personal Property.  Seller owns good and marketable title, free and clear of all Liens, to all of the personal, tangible and intangible personal property and assets of Seller shown on the Current Balance Sheet or acquired thereafter.  At the Closing, Seller will convey good and marketable title to all of its property and assets included within the Purchased Assets, free and clear of all Liens.

(b)

Condition of Assets.  All of the machinery, equipment and other tangible personal property and assets of Seller is in good condition and repair in all respects, except for ordinary wear and tear not caused by neglect, and are useable in the ordinary course of business.

4.8 Contracts and Commitments.

(a)

Seller is not a party to, bound by or subject to any contract, agreement or arrangement, whether written or oral, except for (i) this Agreement and the other agreements contemplated hereby, (ii) any contract or order with the same party for the purchase or sale of products or services under which the undelivered balance of such products or services does not exceed $5,000 and (iii) those contracts, agreements and arrangements set forth in attached Exhibit 4.8 (a) (“Contracts Schedule”).

(b)

Except as set forth in  the Contracts Schedule, (i) no contract, agreement or arrangement described in clauses (ii) through (iii), inclusive, of Section 4.8(a) hereof has been breached in any respect or canceled by the other party that has not been duly cured or reinstated, (ii) Seller has performed all of its obligations required to be performed by it under such contracts, agreements and arrangements and Seller is not in receipt of any written claim of default under any such contract, agreement or arrangement, (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any such contract, agreement or arrangement, and (iv) Seller is not a party to any contract(s), agreements(s) or arrangement(s) which, individually or in the aggregate, could have a Material Adverse Effect.  Each contract, agreement and arrangement required to be listed on the “Contracts Schedule” is in full force and effect and is valid, binding and enforceable.

(c)

Buyer has been supplied with a true and correct copy of all written contracts required to be disclosed on the attached “Contracts Schedule,” together with all amendments, waivers or other changes thereto.

4.9 Proprietary Rights.

(a)

The attached Exhibit 4.9 (a) (“Proprietary Rights Schedule”) contains a complete and accurate list of all:  (i) registered Proprietary Rights and pending applications for registration of Proprietary Rights owned or filed by or on behalf of Seller (including, in each case, an identification of the registration or filing number, the date of registration, and the relevant registration authority, as well as the name, address, telephone and facsimile numbers of the law firm or other group, if any, which has ongoing responsibility for maintaining the registration current); (ii) trade names, corporate names and unregistered trademarks and service marks owned or used by Seller; (iii) material unregistered copyrights and non-confidential descriptions of material trade secrets and confidential information owned or used by Seller; (iv) software and databases owned or used by Seller; and (v) licenses or other rights granted by Seller to any third party with respect to any Proprietary Rights, and all licenses or other rights granted by any third party to Seller with respect to any Proprietary Rights, in each case identifying the subject Proprietary Right.

(b)

The Proprietary Rights comprise all of the proprietary or intellectual property rights necessary for the operation of the Business as currently conducted.  Seller has taken all necessary actions to maintain and protect the Proprietary Rights which it owns  and will continue to maintain and protect such Proprietary Rights prior to the Closing so as to not adversely affect the validity or enforceability of the Proprietary Rights.  To Seller’s Knowledge, the owners of any Proprietary Rights licensed to Seller have taken all necessary actions to maintain and protect the Proprietary Rights which are subject to such licenses.  The Proprietary Rights owned or used by Seller immediately prior to the Closing hereunder will be available for use on identical terms and conditions immediately subsequent to the Closing hereunder.

(c)

Except as set forth in the “Proprietary Rights Schedule:  (i) Seller owns all right, title and interest in and to, or has a valid and enforceable license to use, the Proprietary Rights, free and clear of all Liens; (ii) the loss or expiration of any right in or to the Proprietary Rights or related group of Proprietary Rights has not and would not reasonably be expected to have a Material Adverse Effect on the conduct of the Business, and no such loss or expiration is threatened, pending or reasonably foreseeable; (iii) there have been no claims made against Seller asserting the invalidity, misuse or unenforceability of any Proprietary Rights, and there are no grounds for the same; (iv) the conduct of the Business has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate the intellectual property rights of any third party, nor would the continued conduct of the Business as currently conducted infringe, misappropriate or otherwise violate the intellectual property rights of any third party; (v) Seller has not received any notices of, and Seller is not aware of any facts which indicate a likelihood of, any infringement, misappropriation or other violation by, or any conflict with, any third party, with respect to the Proprietary Rights (including, without limitation, any demand or request that Seller cease using any Proprietary Rights or license any rights from any third party); (vi) Seller is in breach of any license or other grant of rights with respect to the Proprietary Rights; and (vii)  the transactions contemplated by this Agreement will not have a material adverse effect on the right, title and interest in and to the Proprietary Rights.

4.10 Product Warranty.  All products designed, published, manufactured, merchandised, serviced, distributed, sold or delivered by Seller at any time prior to the Closing Date have been in conformity with all applicable contractual commitments and all express or implied warranties.  No liability exists for replacement thereof or other damages in connection with such sales or deliveries at any time prior to the Closing Date.  No products heretofore sold by Seller are now subject to any guarantee or warranty.

4.11 Government Licenses and Permits.  Seller owns or possesses all right, title and interest in and to all of the Government Licenses that are necessary to own and operate the assets of Seller and to conduct the Business as presently conducted, if any.  Seller is in compliance with the terms and conditions of such Government Licenses and Seller has not received any notice that it is in violation of any of the terms or conditions of such Government Licenses.  Seller has taken all necessary action to maintain such Government Licenses.  No loss or expiration of any such Government License is threatened, pending or reasonably foreseeable other than expiration in accordance with the terms thereof.  All of the Government Licenses are transferable to Buyer and will be transferred by Seller to Buyer on or before the Closing Date.

4.12 Litigation; Proceedings.  There are no actions, suits, proceedings, hearings, orders, investigations, charges, complaints or claims pending of which Seller has received notice or, to Seller’s Knowledge, threatened against or affecting Seller of the Purchased Assets (or, to Seller’s Knowledge, pending or threatened against or affecting any of the officers, directors, employees or shareholders of Seller in their capacities as such), or to which Seller, the Business or the Purchased Assets may be bound or affected, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis for any of the foregoing; Seller is not subject to any judgment, order or decree of any court or governmental agency; Seller has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business, and Seller is not engaged in any legal action to recover monies due it or for damages sustained by it.

4.13 Legal Compliance.  Seller is in compliance with, and Seller has not violated any applicable law, rule or regulation of any federal, state, local or foreign government or agency thereof.  No notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by Seller or filed, commenced or threatened against Seller, alleging a violation of or liability or potential responsibility under any such law, rule or regulation which have not heretofore been duly cured and for which there is no remaining liability.

4.14 Environmental and Safety Requirements.

(a)

Seller, and each of its respective predecessors and affiliates, has complied with and is in compliance with all Environmental, Health and Safety Requirements.  Without limiting the generality of the foregoing, Seller, and each of its respective predecessors and Affiliates, has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business.

(b)

Neither Seller, nor any of its respective predecessors or affiliates, has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health and Safety Requirements.

(c)

None of the following exists at any property or facility owned or operated by Seller, or its respective predecessors or affiliates:  (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(d)

Neither Seller, nor any of its respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance), in a manner that has given or would give rise to obligations or liabilities, including, without limitation, any obligation or liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health and Safety Requirements.

(e)

Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

(f)

Neither Seller, nor any of its respective predecessors or Affiliates, has, either expressly or by operation of law, assumed or undertaken any obligation or liability, including, without limitation, any obligation or liability for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

(g)

No facts, events or conditions relating to the past or present facilities, properties or operations of Seller or any of its respective predecessors or affiliates will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements, or give rise to any other obligations or liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) pursuant to Environmental, Health and Safety Requirements, including, without limitation, any obligations or liabilities relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(h)

For purposes of this Agreement, “Environmental, Health and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

4.15 Insurance.  The attached Exhibit 4.14 (“Insurance Schedule”) sets forth an accurate description of each insurance policy to which Seller has been a party, a named insured or otherwise the beneficiary of coverage at any time during the past year.  All of such insurance policies are legal, valid, binding and enforceable and in full force and effect, and Seller is (or has ever been) in breach or default with respect to its obligations under such insurance policies.

4.16 Tax Matters.

(a)

Seller has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects.  All Taxes due and payable by Seller have been paid.  Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 2013, and all examination reports, and statements of deficiencies assessed against or agreed to by any Seller with respect to such taxable periods.

4.17 Customers and Suppliers.  Seller has not received any notice (nor, to Seller’s Knowledge, is any such notice forthcoming) that any material customer or supplier intends to terminate or materially reduce its business with the Business and no material customer or supplier has terminated or materially reduced its business with Seller in the last twelve (12) months.

4.18 Brokerage.  There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made (or alleged to have been made) by or on behalf of Seller.

4.19Affiliate Transactions.  No shareholder or other employee of Seller (or any of the relatives or Affiliates of the aforementioned) is a party to any agreement, contract, commitment or transaction with Seller or affecting the Business, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to the Business.  Without limiting the foregoing, no shareholder or other employee of Seller (or any of the relatives or Affiliates of the aforementioned) is a director of any distributor or supplier of Seller.

4.20 Disclosure.  Neither this Article 4, the schedules and exhibits hereto nor any writing delivered by Seller to Buyer in connection with the transaction contemplated hereby contain any untrue statement of a material fact or omits a material fact by Seller necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.  There is no material fact which has not been disclosed to Buyer which materially adversely affects or could reasonably be anticipated to materially adversely affect the Business or the Purchased Assets.

4.21 Closing Date.  All of the representations and warranties of Seller contained in this Article 4 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered by Seller to Buyer are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that Seller have expressly advised Buyer otherwise in writing prior to the Closing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller that:

5.1 Organization and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.  Buyer has all requisite corporate power and authority necessary to own and operate the Purchased Assets.  Buyer has all corporate requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

5.2 Authorization.  The execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Buyer, its respective board of directors or shareholders is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the respective Buyer party thereto will each constitute, a valid and binding obligation of Buyer, enforceable in accordance with its terms.

5.3 No Violation.  Buyer is not subject to nor obligated under its certificate of incorporation or bylaws, or any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the other agreements contemplated hereby.

ARTICLE 6

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

6.1 Indemnification.

(a)

Seller.  Seller, but not its officers, directors, employees, agents and shareholders, agrees to indemnify Buyer and its Affiliates and their respective officers, directors and representatives, and hold them harmless against any loss, liability, deficiency, damage or expense (including reasonable legal fees and expenses and including interest and penalties) (a “Loss”) which any such Person may suffer, sustain or become subject to, as a result of (i) the breach by Seller of any representation, warranty, covenant or agreement made by Seller contained in this Agreement or any writing delivered in connection with this Agreement (ii) any action, demand, proceeding, investigation or claim by a third party (including governmental agencies) against or affecting Buyer, the Business (as operated by either Buyer or their respective successors in interest) or the Purchased Assets which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties, covenants or agreements of Seller, (iii) any claims of any brokers or finders claiming by, through or under Seller or (iv) the assertion of any liability or claim relating to or as a result of any Excluded Liability.  The representations, warranties, covenants and agreements of Seller contained in this Agreement shall survive the Closing until the expiration of the relevant statute of limitations.

(b)

Buyer Indemnification.  Buyer, but not its officers, directors, employees, agents and shareholders, agrees to indemnify Seller and its officers, directors and representatives and each Shareholder and hold them harmless against any Loss which any such Person may suffer, sustain or become subject to, as the result of (i) the breach of any representation, warranty, covenant, or agreement made by Buyer contained in this Agreement or any writing delivered in connection with this Agreement, (ii) any claims of any brokers or finders claiming by, through or under Buyer, (iii) any action, demand or claim by any third party against or affecting Seller which, if successful, would give rise to a breach of any of the representations, warranties, covenants or agreements of Buyer or (iv) the assertion against Seller of any Assumed Liability.  The representations, warranties, covenants and agreements of Buyer contained in this Agreement shall survive the Closing until the expiration of the relevant statute of limitations.

(c)

Defense of Claims.  If a party hereto seeks indemnification under this Section 6.1, such party (the “Indemnified Party”) shall give written notice to the other parties (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim.  In that regard, if any suit, action, claim, liability or obligation (a “Proceeding”) shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 6.1, the Indemnified Party shall within thirty (30) days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party.  The Indemnifying Party, if it so elects, shall assume and control the defense of such Proceeding (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses; provided, however, that in the event any Proceeding shall be brought or asserted by any third party which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to Section 6.1, the Indemnified Party may elect to participate in a joint defense of such Proceeding (a “Joint Defense Proceeding”) for which the expenses of such joint defense will be shared equally by such parties and the employment of counsel shall be reasonably satisfactory to both parties.  If the Indemnifying Party elects to assume and control the defense of a Proceeding, it will provide notice thereof within 30 days after the Indemnified Party has given notice of the matter and if such Proceeding is not a Joint Defense Proceeding, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel.  The Indemnifying Party shall not be liable for any settlement of any Proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnifying Party; provided that no settlement of a Joint Defense Proceeding may be effected without the written consent of both parties.  If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any Proceeding, the defense of which the Indemnifying Party has elected to assume, the Indemnifying Party shall indemnify the Indemnified Party with respect to the settlement or judgment.  If the Indemnifying Party elects to assume and control the defense or in the event of a Joint Defense Proceeding, the Indemnified Party shall take all reasonable efforts necessary to assist the Indemnifying Party in such defense.

(d)

Set-off.  In addition to any other remedies, Buyer shall be entitled to set-off any amounts due or payable to Buyer or any of its Affiliates from Seller pursuant to, under or in connection with Article 6 of this Agreement against any amount otherwise due or payable by Buyer to Seller including, but not limited to, reduction and offset in the number of WCUI Shares otherwise issuable as provided in Section 2.4 (b).

(e)

Payments.  Any payment pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in Section 6.1(c) or is a dispute, claim or controversy which is the subject of an unresolved arbitration proceeding pursuant to Section 6.5, in which case payment shall be made not later than 30 days after the amount of the claim is finally determined.  Any payment required under this Section 6.1 which is not made when due shall bear interest at the rate of 10% per annum.

(f)

Adjustments.  Amounts paid to Buyer shall be treated as adjustment to the aggregate consideration paid pursuant to this Agreement.

6.2 Mutual Assistance and Records.  Each of the parties hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by Buyer and Seller in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.  Subsequent to the Closing, each of the parties hereto, at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.  The Purchase Price shall be allocated among the Purchased Assets and the Assumed Liabilities in the manner determined by Buyer, which allocations are intended to comply with Section 1060 of the Code.  Each of the parties hereto covenants and agrees to prepare and timely file all applicable Tax Returns and information reports in accordance with the allocations established by Buyer pursuant to the preceding sentence.  Seller may retain copies of any records purchased by Buyer hereunder.  Buyer shall maintain the records purchased hereunder and Seller shall maintain the books and records retained hereunder for the lesser of seven (7) years or the standard retention policy of the holder; provided that no such records shall be destroyed unless the holder provides the other party hereunder with at least ninety (90) days prior written notice.  Upon receipt of notice of destruction, the nonholder shall have the option, at its sole cost and expense, to take possession of the records set for destruction, in which case the nonholder shall assume all further cost of storage and destruction of such records.  Each of the parties hereto shall be afforded access to and the right to copy such records in the hands of the other party during normal business hours, at the expense of the person requesting access.

The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.2 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

The parties hereto further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Without the prior written consent (which shall not be unreasonably withheld) of Buyer, Seller shall not make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Business or the Assets, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission for Tax periods ending on or prior to the Closing Date would have the effect of increasing the Tax liability or decreasing any Tax asset of the Business, Buyer or any of its Affiliates, with respect to any Tax period beginning after the Closing Date.

6.3 Expenses.  Except as otherwise set forth in this Agreement, each party hereto shall be solely responsible for and shall bear its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and disbursements of counsel and other advisors).

6.4 Arbitration Procedure.

(a)

Each of the parties hereto agrees that they will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy.

(b)

Any dispute, claim or controversy that cannot be resolved by the parties through good faith negotiations within thirty (30) days of the notification to the other party of the commencement of the dispute resolution procedures of this Section 6.5 will then, upon the written request of any party hereto, be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator.  Such arbitrator shall be mutually agreeable to the parties.  If the parties cannot mutually agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association.  To the extent not governed by such rules, such arbitrator shall be directed by the parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances.  Such arbitrator shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Illinois.  The arbitration will be conducted in the English language in Chicago, Illinois.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

(c)

Nothing contained in this Section 6.5 shall prevent any party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such party or its Affiliates.  The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any party to assert any claim or defense.

6.5 Further Transfers.  Seller shall cause its Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets.  Seller shall cause Seller to, execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets.  Buyer shall execute and deliver such further instruments and take such additional actions as Seller may reasonably request to effect, consummate, confirm or evidence the assumption by Buyer of the Assumed Liabilities.

6.6 Transition Assistance.  Seller will not in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with either Buyer and its Affiliates after the date of this Agreement as were maintained with the Seller and its Affiliates prior to the date of this Agreement.

6.7 Non Competition; Non Solicitation.  As condition precedent to Buyer to enter into and perform their respective obligations under this Agreement, Seller agrees, on behalf of itself and its Affiliates, that:

(a)

For a period of two (2) years after the Closing Date (the “Non-Competition Period”), it shall not, without the prior written consent of Buyer, anywhere in the United States of America, directly or indirectly, either for itself or for any other Person, own, operate, manage, control, engage in, participate in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner, any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages or proposes to engage in the Continental U.S.  Nothing herein shall prohibit Seller from (i) being a passive owner of not more than 5% of the outstanding stock of any class of securities of a publicly traded corporation engaged in such business, so long as it has no active participation in the business of such corporation or (ii) performing services for either Buyer or their Affiliates.

(b)

During the Non Competition Period, it will not directly or indirectly offer employment to or hire (in any capacity) any former employee of Seller who is hired by either Buyer or any of its respective Affiliates without the prior written consent of Buyer.

(c)

If, at the time of enforcement of this Section 6.8, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

(d)

Seller recognizes and affirms that in the event of breach by it of any of the provisions of this Section 6.8, money damages would be inadequate and Buyer would have no adequate remedy at law.  Accordingly, Seller agrees that Buyer shall have the right, in addition to any other rights and remedies existing in their favor, to enforce its rights and Seller’s obligations under this Section 6.8 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 6.8 (including, without limitation, the extension of the Non Competition Period by a period equal to (i) the length of the violation of this Section 6.8 plus (ii) the length of any court proceedings necessary to stop such violation).  In the event of a breach or violation by Seller of any of the provisions of this Section 6.8, the running of the Non Competition Period (but not of Seller’s obligations under this Section 6.8) shall be tolled with respect to Seller during the continuance of any actual breach or violation.

6.8 Communications.  All mail and other communications directed to Seller and received by Seller at any time after the Closing Date (other than relating exclusively to the Excluded Assets or the Excluded Liabilities) shall be promptly turned over to Buyer by such party.  All mail and other communications relating exclusively to the Excluded Assets or Excluded Liabilities received by Buyer at any time after the Closing shall be promptly turned over to Seller by Buyer.

6.9 Confidentiality.  After the Closing, Seller, on behalf of itself and its Affiliates, shall (i) continue to maintain the confidentiality of all information, documents and materials relating to the Business or relating to Buyer, or any of its Subsidiaries which has been disclosed to any of them (including, without limitation, the terms of this Agreement and the other agreements contemplated hereby), except to the extent disclosure of any such information is required by law or authorized by Buyer or reasonably occurs in connection with disputes over the terms of this Agreement and (ii) except with respect to this Agreement and the other agreements contemplated hereby, Seller shall immediately return all such information, documents and materials to Buyer.  After the Closing, Buyer, on behalf of itself and its Affiliates, shall (i) continue to maintain the confidentiality of all information, documents and materials relating to Seller (other than to the extent relating to the Business) which has been disclosed to any of them, except to the extent disclosure of any such information is required by law or authorized by Seller or reasonably occurs in connection with disputes over the terms of this Agreement and (ii) except with respect to this Agreement and the other agreements contemplated hereby, immediately return all such information, documents and materials to Seller.  In the event that any party reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 6.9 the disclosing party will (a) provide the other party with prompt notice before such disclosure in order that any party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (b) cooperate with the other party in attempting to obtain such order or assurance.  The preceding sentence shall not apply to any disclosures made by Buyer to governmental authorities in response to or in connection with any investigation or inquiry to the extent that Buyer reasonably determines that notifying Seller would prejudice Buyer or would be contrary to law.  The provisions of this Section 6.9 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of breach by the applicable party bound hereunder or its Affiliates.

6.10 Transfer Taxes; Recording Charges.  All documentary, sales, use, stamp, registration, conveyance or similar transfer Taxes arising out of the sale of the Purchased Assets or otherwise incurred in connection with this Agreement or the consummation of the transactions contemplated hereby and all charges for or in connection with the recording of any document or instrument contemplated hereby shall be borne equally by Buyer, on the one hand, and the Seller, on the other hand.  Buyer shall file all necessary Tax Returns and other documentation in connection with the Taxes encompassed in this Section 6.10 and, if required by law, Seller will execute and join in any such filing.

ARTICLE 7

MISCELLANEOUS

7.1 Amendment and Waiver.  This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding on Seller only if such amendment or waiver is set forth in a writing executed by Seller and that any such amendment or waiver will be binding upon Buyer only if such amendment or waiver is set forth in a writing executed by Buyer.  No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

7.2 Notices.  All notices, demands and other communications to be given or delivered to any party hereto under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile or telecopy, to the addresses indicated below (unless another address is so specified in writing):

Notices to Seller/Nominee:

Mr. Michael Ducatelli Stealth Mark, Inc. 6845 20th Avenue S # 130 Centerville, MN 55038 With Copy to: Richard B. Peterson Attorney 2685 Patton Road St. Paul, MN 55113

Notices to Buyer:

Mr. Andrew J. Kandalepas, CEO c/o Wellness Center USA, Inc. 1014 E. Algonquin Road, Ste. 111 Schaumburg, Illinois 60173

7.3 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto, except that Buyer may assign this Agreement and any of the provisions hereof without the consent of any other party (i) to any of its Affiliates or (ii) for collateral security purposes to any lenders providing financing to Buyer or any of its Affiliates.

7.4 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.5 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.  The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

7.6 Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

7.7 No Third Party Beneficiaries.  Except as expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees or creditors of Seller.

7.8 Complete Agreement.  This Agreement contains the complete agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

7.9 Counterparts.  This Agreement may be executed in one or more counterparts (any one or more of which may be by facsimile), all of which taken together shall constitute one and the same instrument.

7.10 Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Stealthco, Inc., a Illinois corporation

By:
Its: President

SMI Holding, Inc., d/b/a STEALHMARK,

a Minnesota corporation

By:

Its:  President

With respect to his obligations to provide direction as nominee pursuant to Section 2.4 (a) and respresentations and warranties pursuant to Article 4 only

_____________________________________

Michael Ducatelli, Nominee

With respect to the obligation to issue its shares of common stock and warrants pursuant to Sections 2.4 (a) and 2.4 (b) only

Wellness Center USA, Inc., a Nevada corporation

By: __________________________________

Its: President

Exhibits 2.4(a)(i) and 2.4(a)(iii)

Distribution of Shares and Warrants

Exhibit 2.4(a)(ii)

Form of Warrant

Exhibit 2.4(b)

Royalty Agreement

Exhibit 2.5

Obligations Assumed by Buyer

Exhibit 3.1(d)

Lease Agreement

Exhibit 3.2(h)(i)

Officer’s Certificate

Exhibit4.4

Financial Statements

Exhibit 4.8(a)

Contracts Schedule

Exhibit 4.9(a)

Proprietary Rights Schedule

Exhibit 4.15

Insurance Schedule